Exhibit 10.31

THIRD AMENDMENT

TO

THE TRAVELERS BENEFIT EQUALIZATION PLAN

(As Amended and Restated Effective as of January 1, 2009)

The Travelers Benefit Equalization Plan (As Amended and Restated Effective as of January 1, 2009) is amended effective September 16, 2013 as follows:

I.

Section 2.1.11 is restated to read as follows:

2.1.11              “Domestic Partner” means a person of the same or opposite sex who is not a Spouse if, with respect to such person, a Participant has on file with the Company (and has not terminated) an affidavit attesting that one of the following requirements is satisfied:

(a)                                 Such person is recognized as legally joined in a civil union with a Participant by the laws of the state where the relationship is formed (and is not legally separated from such Participant); or

(b)                                 All of the following conditions are satisfied:

(1)                                 The Participant and the other person have a long-term, intimate, committed relationship with each other, which is demonstrated to be one of mutual caring, affection, and responsibility for each other’s common welfare;

(2)                                 The Participant and the other person hold themselves out as in a relationship similar to marriage;

(3)                                 The Participant and the other person intend to continue their relationship with each other indefinitely;

(4)                                 The Participant and the other person are not married to anyone else; and further (i) at least six months has elapsed since the divorce of either from a prior spouse or the death of a prior spouse, and (ii) at least six months has elapsed since the Participant notified the Company that a previous domestic partnership has ended;

(5)                                 The Participant and the other person are each other’s sole domestic partner;

(6)                                 The Participant and the other person are at least age eighteen (18), and both are legally capable to enter into a contract;

(7)                                 The Participant and the other person are not related by blood closer than permitted by marriage law in their state of residence;

(8)                                 The Participant and the other person share a principal residence and have lived together for at least the six-consecutive-month period immediately prior to the date the Participant files the domestic partner affidavit;  and

(9)                                 The Participant and the other person are jointly responsible to each other for basic living expenses.

II.

Section 2.1.24 is restated to read as follows:

2.1.24              “Spouse” means a person of the same or opposite sex who is recognized by the laws of the state or country where the relationship is formed as being legally joined with the Participant in a marriage (this may include a common-law marriage in those states that recognize common-law marriage, but it does not include a domestic partnership or civil union), provided that acceptable proof of marriage has been submitted to the Company by the Participant (and a former Spouse may be treated as a current Spouse to the extent provided in a domestic relations order).  Status as a “Spouse” is determined as of the date for which such status is relevant under the terms of the Plan, and any government action or decision that results in any retroactive reclassification of any person as being or not being a Spouse will be recognized under the Plan only prospectively from the effective date of such governmental action or decision.